UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 8, 2013

Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive St. Louis, Missouri 63141 (Address of principal executive offices)
Registrant's telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 8, 2013, Venezuela's Finance Minister announced the Venezuelan government's intention to change the official exchange rate of the bolivar fuerte from 4.30 per U.S. dollar to 6.30 per U.S. dollar. It was also announced that the currency market administered by the central bank known as SITME that traded at a rate higher than the previous official rate by more than 100 basis points on average would be eliminated.

Energizer Holdings, Inc. (“Energizer” or the “Company”) expects that this change in valuation will have two immediate impacts on the Company's consolidated financial statements.

First, as disclosed in the Company's 10-Q filing for the first fiscal quarter of 2013, the Company's Venezuela affiliates had approximately $42 million of net monetary assets at December 31, 2012. These net monetary assets will be valued using the 6.30 rate as of the date that the Venezuelan government action is effective. The net monetary assets of Energizer's Venezuela affiliates for consolidated financial reporting purposes had been valued using the SITME exchange rate for an extended period of approximately 5.4 Bolivar Fuerte per U.S. dollar at December 31, 2012. Based on the change in the official rate as compared to the SITME rate used for the December 31, 2012 consolidated financial statements, the Company estimates that the change to the value of the net monetary assets of its Venezuela affiliates will result in a charge in the range of $7 to $8 million. This anticipated charge will negatively impact reported net earnings per diluted share, but due to the unusual nature of this item, Energizer intends to exclude this charge from the computation of non-GAAP adjusted net earnings per diluted share for fiscal 2013.

Second, the Company anticipates that it will translate Venezuela operating results for the final eight months of fiscal 2013 at a higher rate than the rate at which Venezuela operating results had previously been translated. In the first fiscal quarter of 2013, the Company translated its Venezuela operating results using an average exchange rate of approximately 5.5 bolivar fuerte per U.S. dollar. We expect this will have a negative impact on the U.S. dollar value of Venezuela operating results as compared to the previous quarter and prior year periods. We forecast that the negative impact on the U.S. dollar value of Venezuela operating results will negatively impact both reported and non-GAAP adjusted net earnings per diluted share in the second quarter of 2013 and future periods, assuming an official exchange rate of 6.30 bolivar fuerte per U.S. dollar. The estimated impact of translating our Venezuela affiliates' operating results as described above is not expected to be material.

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the expected charge resulting from the devaluation of net monetary assets, the expected size of the negative impact on the value of translated operating results, the expected impact of such devaluation on estimated full year earnings per share financial outlook range. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. Energizer cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•
The preliminary nature of Energizer's estimates regarding the impact of the devaluation on its financial statements and the possibility they may change as the company management develops and finalizes its analysis;

•	Energizer's ability to mitigate the effect of any potential future devaluation;

•	Further actions of the Venezuelan government, economic conditions in Venezuela, such as inflation and consumer spending; and

•
The availability of raw materials, utilities and energy and the future state of exchange controls in Venezuela, including the availability of U.S. dollars at the official foreign exchange rate to facilitate the import of Energizer products for sale and distribution in Venezuela.

In addition, other risks and uncertainties not presently known to the Company or that it considers to be immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:  /s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: February 12, 2013